[International Paper Company Logo]

                                                      2 MANHATTANVILLE ROAD
                                                      PURCHASE, NY 10577-2196

NEWS RELEASE

               Media Contacts:                  Analyst Contacts:

               Phillip Giaramita                Carol Tutundgy
               (914) 397-1665                   (914) 397-1632
               Molly Sullivan                   Brian Turcotte
               (914) 397-1652                   (914) 397-1623


             INTERNATIONAL PAPER REPORTS FIRST-QUARTER EARNINGS
                      OF $75 MILLION, OR $.25 A SHARE

APRIL 14, 1998

PURCHASE, NY.-International Paper reported first-quarter 1998 net earnings of $75 million, or $.25 a share, compared with last year's first-quarter earnings of $34 million, or $.11 a share, and fourth-quarter earnings before special items of $115 million, or $.38 per share.

        First-quarter 1998 net sales were $4.9 billion, even with last year's first-quarter sales. Fourth-quarter 1997 sales were $5.1 billion.

        "Although the economic problems is Southeast Asia continue to affect some of our major businesses, particularly Carter Holtz Harvey, we've made significant progress in completing our restructuring program that was announced last July," said John T. Dillion, chairman and chief executive officer. "We recently completed the sale of most of our imaging businesses, and Carter Holt Harvey has concluded the sale of its building products businesses. We expect to announce the sale of our Veratec nonwovens business, our label business and several facilities within our decorative products division within the next several weeks."

        "Due to wet weather conditions in the South, our wood costs were much higher than expected, "Dillon said. "However, these costs were partially offset by lower purchase prices for other raw materials and the continued success of our cost-reduction program. Our facilities also ran extremely well."

        In 1998's first quarter, earnings for the printing papers segment decreased from the 1997 fourth quarter mainly due to the poor pulp market and lower sales volumes for uncoated grades. However, sales for coated grades were up, reflecting the success of Accolade, the new lightweight coated product introduced last year. Demand for coated groundwood remained strong throughout the quarter, and a groundwood price increase went into effect in January.

        Earnings from the company's packaging business were up from the previous quarter. While prices for corrugated boxes improved significantly, pricing and demand for bleached board weakened somewhat, and the company reduced production to control inventories at some of its bleached board mills.

        Despite a strong quarter for Arizona Chemical, speciality products' earnings were down considerably from the previous quarter due to weak pricing for oil and gas, and losses associated with the imaging business, which is in the process of being sold.

        Earnings from the forest products business were substantially down from the previous quarter. Harvest levels were lower than last year's record highs. Earnings for the company's distribution business, xpedx, were off due to lower margins.

        Results for New Zealand-based Carter Holt Harvey were lower than the previous quarter primarily because of the Asian economic slowdown's adverse impact, which particularly affected log exports and pulp prices.

        Over the course of the quarter, several important developments took place: International Paper entered into a new joint-venture with Olmuka in Turkey for the manufacture of containerboard and corrugated boxes for local and European markets and announced a plan to merge with Weston Paper, a corrugated manufacturer serving markets in the United States.

        Carter Holt Harvey acquired Australian-based Continental Cup Co. This will allow Carter Holt Harvey and International Paper's subsidiary, Imperial Bondware, to offer a full line of food service products in the Australia-New Zealand markets. Carter Holt Harvey also acquired Riverwood International Corp.'s Australian-based folding carton business.

        International Paper, in its 100th year of operation, is a worldwide producer of printing papers, packaging and forest products. The company also operates specialty businesses in global markets as well as a broadly-based distribution network. Headquartered in Purchase, N.Y., the company has operations in 31 countries, employs more than 80,000 people and exports its products to more than 130 nations.

                                         # # #


INTERNATIONAL PAPER COMPANY
SALES BY SEGMENT
PRELIMINARY AND UNAUDITED
(IN MILLIONS OF DOLLARS)

                                       Three Months Ended
                                            March 31,
                                       ---------------------
                                     1998                   1997
                                 ----------                -----

Printing Papers                  $   1,380            $   1,380

Packaging                            1,200                1,190

Distribution                         1,225                1,090

Specialty Products                     750                  860

Forest Products                        590                  605

Less: Intersegment Sales              (277)                (263)
                                 ---------            ------------
Net Sales                        $   4,868            $   4,862
                                 =========            ============


The above amounts include Carter Holt Harvey net sales of $415 million in the first quarter of 1998 and $470 million in the first quarter of 1997. The New Zealand dollar weakened approximately 15% against the U.S. dollar.


                        INTERNATIONAL PAPER COMPANY
                      SUMMARY OF CONSOLIDATED EARNINGS
                         PRELIMINARY AND UNAUDITED
          (IN MILLIONS EXCEPT FOR NET SALES AND PER SHARE AMOUNTS)

                                                        THREE MONTHS ENDED
                                                             MARCH 31

                                                        1998          1997
NET SALES (IN BILLIONS)                              $ 4.9        $  4.9
                                                      ------         -----
EARNINGS BEFORE INTEREST, INCOME TAXES AND             268           238
  MINORITY INTEREST

        Interest expense, net                          127           130
                                                      ----          ----
EARNINGS BEFORE INCOME TAXES AND                       141           108
  MINORITY INTEREST

        Income tax provision                            46            40
        Minority interest expense, net of taxes         20            34
                                                      ----          ----
NET EARNINGS                                         $  75         $  34
                                                      ====          ====
EARNINGS PER COMMON SHARE                            $0.25         $0.11
                                                      ====          ====
EARNINGS PER COMMON SHARE - ASSUMING DILUTION        $0.25         $0.11
                                                      ====          ====
AVERAGE SHARES OUTSTANDING                           302.3         300.6
                                                     =====         =====